SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Jeff P. Gehl (“Executive”) and RCP Advisors 3, LLC, a Delaware limited liability company (“RCP”) and P10 Holdings, Inc., a Delaware corporation (“P10”), (together with RCP, the “Company”).

RECITALS:

WHEREAS, RCP and Executive entered into an Employment Agreement dated January 1, 2018, setting forth the terms and conditions of Executive’s employment as Managing Partner and Vice President of RCP (the “Employment Agreement”);

WHEREAS, on January 1, 2021, Executive entered into an Amendment to the RCP Employment Agreement amending the Employment Agreement to add P10 as a party and to amend certain other terms and conditions of Executive’s employment as Head of Marketing and Distribution for P10 and Executive’s continued employment as Managing Partner and Vice President of RCP (the “Amended Employment Agreement”);

WHEREAS, Executive will retire from his employment with the Company effective May 15, 2023 (the “Separation Date”); and

WHEREAS Company and Executive enter into this Agreement to, amongst other things, supersede (as of the Effective Date) the terms of the Employment Agreement and Amended Employment Agreement and to set forth Executive’s post-Separation Date benefits and obligations.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Effective Date of this Agreement. This Agreement will become final, binding and enforceable on the eighth (8th) day after Executive signs this Agreement, provided that Executive does not revoke (cancel) this Agreement during the seven (7) day Revocation Period as defined in Section 7 of this Agreement (the “Effective Date”). Executive may not sign this Agreement before the Separation Date.

2.
Separation from Employment. Executive’s last day of employment with the Company is May 15, 2023, after which date Executive shall have no duties, responsibilities, or authority and otherwise may not act as an employee, agent, or representative of the Company. Regardless of whether Executive signs this Agreement, Executive shall receive (i) all unpaid wages earned through the Separation Date, less any and all customary and usual deductions or withholdings in accordance with applicable law; (ii) accrued, unused vacation time, paid in accordance with the Company’s written policies and applicable law; (iii) unreimbursed expenses, paid in accordance with the Company’s written policies; and (iv) accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan. Executive’s health and other medical insurance coverage will cease at midnight on the Separation Date. Executive may elect to continue group health plan coverage under COBRA. The Company will provide Executive with a description of his COBRA rights and COBRA notices by separate letter.

3.
Vesting of Equity Awards. Any and all options, restricted stock, and restricted stock units owned directly or beneficially by Executive or his affiliates and carried interests in the investment vehicles of the Affiliated Entities (as defined below) granted to Executive or his affiliates shall become fully vested and exercisable immediately on the Separation Date.

4.
Post-Separation Date Payments and Benefits. Contingent upon Executive’s execution of this Agreement and strict compliance with the covenants contained herein, the Company agrees to provide Executive with the following payments and benefits:

a.
Severance Payment. For and in consideration of Executive’s execution, delivery, and non-revocation of this Agreement, the Company agrees to pay Executive a sum total payment of One Million and Twenty-Five Thousand Dollars and 00/100 ($1,025,000.00), less applicable withholdings (the “Severance Payment”). Provided that Executive timely executes this Agreement and does not exercise his Revocation Rights, as described below, the Company will pay the first installment of the Severance Payment in the amount of Four Hundred and Twenty-Five Thousand Dollars and 00/100 ($425,000.00), within seven (7) days of the Effective Date. The remaining Six Hundred Thousand Dollars will be paid in in twenty-four (24) equal installments in the amount of Twenty-Five Thousand Dollars and 00/100 ($25,000.00), less applicable taxes and withholdings, beginning on the next regularly scheduled payroll date following the Effective Date. The remaining installments of the Severance Payment shall be paid in equal installments in accordance with the Company’s normal payroll practices.

b.
COBRA Premium Reimbursements. If Executive elects to continue group health plan coverage under COBRA, the Company shall reimburse Executive for up to twelve (12) months of Executive’s COBRA premiums (the “COBRA Premium Payments”) within fifteen (15) days after the Executive submits documentation to the Company evidencing payment of the monthly COBRA premium; provided, however, that the Company’s obligations under this Section 4(b) shall cease if Executive becomes eligible to participate in the group health plan of another employer, including a spouse’s employer (and any such eligibility shall be promptly reported to the Company by the Executive). It is Executive’s sole responsibility to timely elect for COBRA coverage to be eligible for the COBRA Premium Payments.

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c.
Release of Lock Up Restrictions. On the Effective Date, Executive shall be released from all lock up restrictions including, without limitation, under the Company Control Agreement entered into as of October 9, 2021 by and among P10 and the parties listed on the signature pages thereto (the “Company Control Agreement”) with respect to any and all Equity Securities (as defined in the Company Control Agreement) owned directly or beneficially by Executive or his Affiliates (as defined in the Company Control Agreement).
d.
Fair and Adequate Consideration. The parties acknowledge and agree that the payments and benefits described in Section 4, along with the parties’ respective promises and obligations under this Agreement, together constitute good, sufficient and adequate consideration for the release and waiver by Executive of any and all claims described in Paragraph 5 of this Agreement as well as all other promises and obligations made by Executive in this Agreement. Executive acknowledges and agrees that he is not and shall not be entitled to any additional payments or benefits of any kind that are not expressly provided for in this Agreement. Executive further acknowledges and agrees that the Company reserves the right to seek to recoup the Severance Payment and COBRA Premium Payments in the event Executive breaches any of the terms or conditions of this Agreement.

e.
Conditions Precedent. To become entitled to the Severance Payment, COBRA Premium Payments, and other benefits set forth in this Section 4, Executive must (i) agree to the terms of this Agreement; (ii) sign this Agreement in its original form no earlier than the Separation Date; (iii) deliver it to Amanda Coussens, P10, Inc.’s Chief Compliance Officer and Chief Financial Officer (“Coussens”); and (iv) comply with the terms of this Agreement. Executive understands and agrees that if Executive does not sign this Agreement, Executive will not receive the Severance Payment, COBRA Premium Payments, and other benefits set forth in this Section 4.

5.
Full Release of Claims. Executive, on behalf of Executive and Executive’s spouse (if any), representatives, estate, heirs, executors, administrators, successors or any persons or entities acting by or through Executive or on Executive’s behalf hereby KNOWINGLY AND VOLUNTARILY WAIVE, RELEASE AND DISCHARGE the Company and its past, present and future parent, subsidiary, affiliated, or related companies, including but not limited to RPC, P10, P10 Holdings, Inc., and P10 Intermediate Holdings, LLC (collectively, the “Affiliated Entities”), together with each and all of their respective past, present and future shareholders, investors, officers, directors, partners, members, managers, principals, servants, employees, agents, contractors, representatives, attorneys, insurers, predecessors, successors, and assigns (collectively, the “Released Parties”) from and against any and all rights, claims, complaints, debts, losses, liabilities, demands, obligations, promises, acts, agreements, grievances, losses, arbitrations, defenses, actions, causes of action and/or damages, whether in law or in equity, known or unknown, accrued or unaccrued, direct or derivative, liquidated or unliquidated, and suspected or unsuspected, that are based upon facts, events, acts or omissions occurring on or before the

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Effective Date of this Agreement, including, but not limited to, any matter or action related to Executive’s employment with or separation from the Company. Executive understands and agrees that the release of claims contained in this Paragraph includes, but is not limited to:

a.
any and all claims arising under any state or local laws, rules, regulations or ordinances, including but not limited to all claims arising under any federal laws, rules or regulations, including but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Americans With Disabilities Act, the ADA Amendments Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act (ADEA), including the Older Workers Benefit Protection Act (OWBPA), the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Hawaii State Constitution and its amendments, wage and hour laws, the Hawaii Dislocated Workers Act, the Hawaii Family Leave Law, the Hawaii Whistleblowers’ Protection Act, the Hawaii Employment Practices Law, the Hawaii Civil Rights Act, the Hawaii Discretionary Practices Law, the Hawaii Temporary Disability Insurance Law, the Hawaii Prepaid Health Care Act, the Hawaii Occupational Safety and Health Law, and the laws of any other state that may be applicable to Executive during the term of his employment with the Company;

b.
any and all tort, contract, statutory or common law claims, matters or actions; and,
c.
any and all claims for money or past or future employment benefits, including but not limited to, wages, salary, bonuses, vacation pay, medical or dental insurance coverage, severance pay, pension or profit-sharing benefits, commissions, deferred compensation, and/or other benefits, which accrued on or before the Effective Date as a result of Executive’s employment with or separation from the Company.

d.
This Agreement does not limit Executive’s ability to bring an administrative charge with an administrative agency, including the Equal Employment Opportunity Commission or a similar state or local agency, or with the National Labor Relations Board, but Executive expressly waives and releases any right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether federal, state, or local, and whether brought by Executive or on Executive’s behalf by an administrative agency, related in any way to the matters released in this Agreement.

e.
Nothing in this Agreement prohibits Executive from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization. Executive does not need

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the Company’s prior authorization to make any such reports or disclosures and is not required to notify the Company that Executive has made such reports or disclosures.

f.
Except as otherwise provided in this Agreement, Executive represents, warrants, and agrees that he has not filed any lawsuits or arbitrations against the Company, Affiliated Entities, or any Released, or filed or caused to be filed any claims, charges, or complaints against the Company, Affiliated Entities, or any Released Parties, in any administrative, judicial, arbitral, or other forum, including any charges or complaints against the Company, Affiliated Entities, or any Released Parties with any international, federal, state, or local agency charged with the enforcement of any law or any self-regulatory organization, and Executive is not aware of any factual or legal basis for any legitimate claim that the Company, Affiliated Entities, or any Released Parties are in violation of any whistleblower, corporate compliance, or other regulatory obligation under international, federal, state, or local law, rule, or Company policy. Executive further represents, warrants, and agrees that if he were ever aware of any such basis for a legitimate claim against the Company, Affiliated Entities, or any Related Parties, Executive informed the Company of same.

6.
AGE DISCRIMINATION IN EMPLOYMENT ACT AND OLDER WORKERS BENEFIT PROTECTION ACT DISCLOSURE. THIS AGREEMENT AND RELEASE SPECIFICALLY WAIVES ALL OF EXECUTIVE’S CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED, AND THE OLDER WORKERS BENEFIT PROTECTION ACT, AS AMENDED. In order to comply with statutory requirements in connection with this waiver, by Executive’s signature below Executive acknowledges and agrees that:

a.
He is waiving rights or claims under the Age Discrimination in Employment Act in exchange for consideration that is in addition to anything of value to which he/she is already entitled;

b.
He has been encouraged in writing (and is hereby encouraged in writing) to review this Agreement with an attorney prior to executing it, and that he has had sufficient opportunity to consult with an attorney prior to executing this Agreement;

c.
He has carefully read and fully understand all of the provisions and effects of this Agreement knowingly and voluntarily (and of his/her own free will) has entered into all of the terms set forth in this Agreement;

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d.
He knowingly and voluntarily intend to be legally bound by all of the terms set forth in this Agreement;

e.
He relied solely and completely upon his/her own judgment or the advice of his attorney in entering into this Agreement;

f.
He has been given at least twenty-one (21) days to consider the terms of this Agreement before signing it, and acknowledge that any changes to the terms or conditions of this Agreement (whether material or immaterial) will not restart the running of the twenty-one-day period; and

g.
He may execute this Agreement prior to the end of the twenty-one (21) day time period referenced above but, if he does so, in accordance with 29 CFR § 1625.22(e)(6), he knowingly and voluntarily decided to sign the Agreement after considering it for fewer than twenty-one (21) days and such decision was not induced by the Company in any way, including by fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one-day time period.

7.
Revocation Rights. Executive acknowledges and agrees that for a period of seven (7) days following the date the Executive signs this Agreement he may revoke his consent to this Agreement (the “Revocation Period”) which they may do by sending notice of such revocation to Coussens. Executive further acknowledges that this Agreement shall not become effective or enforceable until after the seven-day revocation period has expired. Executive understands and agrees that if Executive revokes this Agreement before the end of the Revocation Period, Executive shall not receive the payments and benefits set forth in Section 4 above.

8.
No Admission of Liability. Neither the payment of any consideration under this Agreement, nor the execution or delivery of this Agreement shall in any way constitute or be construed as an admission, express or implied, by the Company or Executive of any improper actions or liability. The parties each specifically deny and disclaim any alleged liability or wrongdoing. Nothing contained in this Agreement shall acknowledge or imply that either Executive or the Company violated any federal, state or local laws, rules, regulations or ordinances. Executive hereby acknowledges, promises and represents that Executive has no knowledge of any fraud, illegal activity or violation of federal, state or local law by the Company.

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9.
Non-Disparagement. Both Executive and the Company agree not to in any way make any negative, disparaging, derogatory, or harmful comments about the other Party, whether written, verbal, or electronically, including any Affiliated Entities or their respective members, managers, officers, or employees to any third party. For the avoidance of doubt, if the Executive determines in good faith that the Executive should not comment in response to a particular question from a third party, such failure to comment shall not constitute a negative, disparaging, derogatory, or harmful comment. However, nothing in this Section 9(a) shall limit or restrict the Executive from making any truthful statements which are permitted or required to be made in connection with any appearance before a court or governmental agency or regulatory body. Likewise, nothing in this Agreement is intended to or shall prevent Executive from engaging in protected whistleblowing rights. Among other things, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement shall prohibit or restrict the Company from disclosing the existence and terms of this Agreement and the conditions surrounding the separation Executive’s employment to the extent required in a Form 8-K under the Securities Exchange Act of 1934 and or any other disclosure required by law.

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10.
Waiver of Customer Non-Solicitation Obligations; Continuing Non-Solicitation and Non-Interference Obligations of Executive. Subject to the Executive’s execution, non-revocation of, and continued compliance with this Agreement, the Parties acknowledge and agree that the Company will waive its right to enforce the client non-solicitation restriction set forth in in Section 8.2(ii) of the Amended Employment Agreement. Executive understands and acknowledges that because of the Company employed Executive pursuant to the terms of the Amended Employment Agreement and provided Executive with Confidential Information, and so as to protect the Company’s legitimate business interests and goodwill, the remaining restrictive covenants contained in Section 8.2 of the Amended Employment Agreement, including Executive’s agreement not to use any Confidential Information of the Company to solicit or attempt to solicit any employee of the Company to work for a different entity, or at any time unlawfully disrupt, damage, impair or interfere with the Company by raiding its work staff or unlawfully enticing or encouraging any employee to terminate their relationship with the Company shall remain in full force and effect after the Separation Date for a period of twelve (12) months.
11.
Continuing Obligations Regarding Confidential Information. Executive acknowledges and agrees that, during the course of his employment with the Company he held a position of trust and confidence to aid the Company and, as a result, the Company provided him with, and provided him with access to, Confidential Information, as defined in Section 7.1 of the Employment Agreement. Executive acknowledges and agrees that the disclosure and use restrictions of the Company’s Confidential Information set forth in Section 7.3 of the Amended Employment Agreement shall remain in full force and effect after the Separation Date until such time as such Confidential Information becomes public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

12.
Return of Company Documents and Other Property. In accordance with Section 13.2 of the Employment Agreement, Executive agrees that as of the date he signs this Agreement, he, to the best of his knowledge, has provided or returned to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including, without limitation, those that constitute or contain any Confidential Information or Work Product, as defined in the Employment Agreement, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company. In the event the Company learns of any additional Company property or Confidential Information that may be in Executive’s possession, the Company agrees to make a request in writing to the Executive identifying with specificity the particular Company documents or Confidential Information that the Company believes Executive still has in his possession and that the Company is requesting Executive return.

13.
Cooperation. In accordance with Section 6 of the Employment Agreement, Executive agrees to the extent reasonably requested by the Company, Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the

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Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse Executive for any reasonable travel and other expenses incurred in connection with cooperation provided under this Section 14 or Section 6 of the Employment Agreement.

14.
Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding (a “Proceeding”), other than any Proceeding initiated by the Executive, Company, or any Affiliated Entities related to any contest or dispute between Executive and the Company or any Affiliated Entities, by reason of the fact that the Executive is or was a director or officer of, an employee or consultant of, or was otherwise acting on behalf of, the Company, any Affiliated Entities, any employee benefit plan or any other entity at the request of the Company, the Executive shall be indemnified and held harmless by the Company, to the maximum extent permitted under applicable law, from and against any and all liabilities, costs, claims and expenses, including any and all costs and expenses incurred in defense of any Proceeding, and all amounts paid in settlement thereof after consultation with, and receipt of approval from, the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Costs and expenses incurred by the Executive in defense of such Proceeding shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

15.
Successors. This Agreement, including specifically Sections 5, 9, 10, 11, 12, 13, and 14, and their respective subparts, shall inure to the benefit of and be binding upon the heirs, representatives, successors (by merger, acquisition or otherwise) and assigns of the parties.

16.
Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas.

17.
Arbitration. In accordance with Section 15 of the Amended Employment Agreement, all disputes and disagreements arising from, relating to, or otherwise connected with this Agreement, the breach of this Agreement, Executive’s employment with the Company or providing services to the Company or any Affiliated Entity, the enforcement, interpretation or validity of this Agreement, or the employment relationship that the Company may have against Executive or that Executive may have against the Company, including the determination of the scope or applicability of this agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures applicable at the time the arbitration is commenced. A copy of

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the current version of the JAMS Rules will be made available to Executive upon request. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in Dallas, Texas and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of the JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by the Executive and the Company.

18.
Breach of Agreement. Each party agrees that in the event either party is required to commence an action in law or equity to enforce its rights under any provision of this Agreement and prevails, the prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such action.

19.
Complete Agreement. This Agreement represents the complete agreement and understanding between the parties concerning the subject matter in this Agreement, and supersedes all prior agreements or understandings, verbal or written, pertaining to the subject matter of this Agreement, except those sections and provisions of the Employment Agreement and Amended Employment Agreement that are expressly incorporated herein. Executive affirms that, in entering into this agreement, Executive is not relying upon any oral understandings, statements, covenants, promises, terms, conditions, or obligations contrary or in addition to the terms of this Agreement exist other than those expressly set forth in this Agreement. Notwithstanding the foregoing, Executive acknowledges and agrees that upon the Effective Date, Executive shall continue to be bound by any and all agreements, policies or procedures of the Company related to the confidentiality and non-disclosure of any confidential, proprietary or trade-secret information of the Company, Affiliated Entities, Released Parties or any customer or client of the Company, as well as any non-compete or non-solicitation obligations Executive may have agreed or entered in to upon or during Executive’s employment with the Company.

20.
Modification. This Agreement may not be changed by oral representations and may only be amended or modified by a written instrument signed by each of the parties, or their respective authorized representatives, successors or assigns, and must expressly state that it is the intention of each of the parties to amend this Agreement.

21.
Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of such provision or condition of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

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22.
Headings. Any titles or headings used in this Agreement are intended only for convenience and reference. Such titles and headings do not nor are they intended to be interpretive of the contents of any paragraph or provision in this Agreement.

23.
Severability of Unenforceable Terms. If any of the provisions, terms, clauses, waivers or releases of claims and rights contained in this Agreement, or parts thereof, are declared void, voidable, illegal, unenforceable or ineffective in a legal forum of competent jurisdiction, such provisions, terms, clauses, waivers or releases of claims or rights, or parts thereof, shall be modified, if possible, in order to achieve, to the extent possible, the intentions of the parties. If necessary, however, such provisions, terms, clauses, waivers and releases of claims and rights, or parts thereof, shall be severed from this Agreement, and the remaining provisions, terms, clauses, waivers and releases of claims and rights contained in this Agreement shall remain valid and binding upon parties.

24.
Compliance with Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

[Signature Page Follows]

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READ CAREFULLY BEFORE SIGNING

This is a legally binding document. This Agreement contains a release and waiver of Executive’s rights under federal, state and local laws, rules, regulations and ordinances. By signing this Agreement, Executive understands that Executive is waiving any and all rights Executive has, had, may have or may have had against the Company under such laws. Before signing, Executive should review this Agreement carefully and seek the advice of an attorney to discuss this Agreement including the legal effect of signing this Agreement. By signing below, the Parties represent to each other that they have reviewed and discussed this Agreement with an attorney, have satisfied themselves that they fully understand the terms of this Agreement, and are voluntarily executing this Agreement only after such consultation.

/s/ Jeff P. Gehl

Jeff P. Gehl

Dated: May 12, 2023

By:/s/ Charles Huebner

RCP Advisors 3, LLC

By: /s/ Robert Alpert

P10, Inc.

By: /s/ Robert Alpert

P10 Holdings, Inc.

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